EXHIBIT 10.2
                                 ------------



                                   AGREEMENT


     This Agreement is entered into between Wisconsin Central Transportation Corporation, a Delaware corporation (the "Company"), and Edward A. Burkhardt ("Executive"), this 7th day of July, 1999. Executive has been employed as Chairman, President and Chief Executive Officer of the Company and has served as a director of the Company, as well as chief executive officer and a director of subsidiaries that are directly or indirectly wholly owned by the Company ("Subsidiaries"). The purpose of this Agreement is to reflect the agreement between the Company and Executive with respect to his resignation as an officer, director and employee of the Company and its Subsidiaries and other related matters. Accordingly, the Company and Executive hereby agree as follows:

     1. Effective Date. The effective date of Executive's separation from all positions and employment with the Company and its Subsidiaries is August 31, 1999 (the "Effective Date"). Executive has today submitted his resignation as a director and officer of the Company and its Subsidiaries (a copy of which is attached to this Agreement), effective August 31, 1999, and the Company's Board of Directors has accepted the resignation and approved this Agreement. Executive has likewise today submitted his resignation as chairman and a director of Tranz Rail Holdings Limited ("TRHL") and Australian Transport Network Limited ("ATN") effective August 31, 1999 and as an officer and director of English Welsh & Scottish Railway Holdings Limited ("EWS") effective July 22, 1999.

     2. Payment. In consideration of the agreements and subject to Executive's performance of the undertakings set forth in this Agreement, the Company, in full and final settlement of all of Executive's stated and unstated claims, including any claim for severance, reimbursement of vacation or sick pay, incentive compensation under the Company's management incentive compensation plan for the year 1999 or otherwise, agrees to make the following payments to
Executive:

a. The Company shall pay Executive the amount of earned and previously unpaid salary for the period ending on the Effective Date in accordance with its customary practice.

b. The Company shall make a $1,311,000 cash payment to Executive on the Effective Date.

c. The Company shall make regular cash payments, at the same time as it makes salary payments to its officers, at the rate of $36,417 per month, for the 36-month period commencing on the Effective Date and ending August 31, 2002.

     3. Expense Reimbursement. The Company will reimburse Executive for business expenses he incurred or incurs on its behalf during the period ending on the Effective Date, subject to compliance with the Company's existing expense reimbursement policies; provided that any such request for reimbursement shall be made prior to September 30, 1999.

     4. Withholding. All amounts otherwise payable under this Agreement shall be subject to customary tax withholding and other employment taxes and shall be subject to such other withholding as may be required in accordance with applicable law.

     5. Benefit Plans; Automobile. The Company shall take such steps, whether pursuant or supplemental to its existing employee benefit plans, to provide to Executive, from the date of this Agreement until he attains age 65, the same or comparable insurance and welfare benefit arrangements in which he currently participates. The Company shall provide Executive, until he attains age 65, an automobile allowance comparable to that currently provided, which will permit him to lease one new automobile comparable to that currently leased for his benefit.

     6. Stock Options. Executive currently holds options to purchase Company common stock under the Company's Director Stock Option Plan and its Long Term Incentive Plan. All such options are currently exercisable and will expire as provided under the terms of the respective plan. The Company will take such action as it deems appropriate to assure that Executive is provided with the economic benefits of his current options under the Long Term Incentive Plan for the period ending on the first anniversary of the Effective Date.

     7. Holding and Disposition of Shares. In order to permit Executive to effect an orderly disposition of his shares of Company common stock, within 10 days after the date of this Agreement, the Company and Executive shall enter into a registration rights agreement with customary terms and generally comparable to the Company's original shareholders' agreement, providing for two demand rights as well as piggyback rights. The Company shall pay the expenses incurred in connection with the registration rights agreement (other than underwriting and brokerage commissions and any fees of legal counsel for Executive). The Company will purchase Executive's EWS shares and options within 30 days after the date of this Agreement at the same price and on the same terms on which it purchased EWS securities from another former director in June 1999.

     8. Non-Competition. For the period beginning on the date of this Agreement and ending on August 31, 2002, Executive agrees that he will not (other than on behalf of one of the Class 1 railroads in the United States or Canada) directly or indirectly engage in, assist, perform services for, establish, or have any equity interest (other than ownership of 1% or less of the outstanding stock of any corporation listed on the New York or American Stock Exchanges or included in the Nasdaq National Market System) in, whether as an employee, officer, director, agent, security holder, creditor, consultant or otherwise, any entity or person which conducts rail operations in the State of Wisconsin, the Upper Peninsula of Michigan, the Chicago Switching District, the Minneapolis-St. Paul Switching District, the Province of Ontario, the United Kingdom, New Zealand, Australia or Jordan.

     9. Corporate Opportunity. For the period beginning on the date of this Agreement and ending on February 28, 2001, without the Company's prior written consent, Executive agrees that he will not directly or indirectly interfere or compete with the Company's opportunity to make an investment in or acquire either of the two freight railroad or railroad holding companies that the Company has actively considered acquiring in the United States within one year prior to the date of this Agreement. The Company shall assign to Executive its interest in a proposed venture in Estonia.

     10. Protective Covenant. For the period beginning on the date of this Agreement and ending on August 31, 2002, without the Company's prior written consent, Executive shall not solicit to employ or solicit to engage as a consultant any person who is then, or who during the preceding 12 months was, an employee of the Company or any Subsidiary or any of the Company's affiliated entities (i.e., TRHL, EWS and ATN and their respective subsidiaries (together, "Affiliates")).

     11. Covenants Generally. The parties agree and acknowledge that the duration, scope and geographic areas applicable to the covenant set forth in paragraphs 8 through 10 hereof are fair, reasonable and necessary and that adequate compensation has been received by Executive for these obligations. If, however, for any reason any court determines that the restrictions in this Agreement are not reasonable, that the consideration to Executive therefor is inadequate or that Executive has been prevented from earning a livelihood, such restrictions shall be deemed without further action by the parties to be interpreted, modified or rewritten to include as much of the duration, scope and geographic area of such restrictions as are valid and enforceable.

     12. Confidentiality. Executive agrees that he will not, without the prior written consent of the Company, during the period after the date of this Agreement, directly or indirectly disclose to any individual, corporation or other entity (other than the Company, its Subsidiaries or Affiliates or their respective officers, directors or employees entitled to such information) or use for his own or such another's benefit, any information, whether or not reduced to written or other tangible form, which (a) is not generally known to the public or in the industry; (b) has been treated by the Company or any of its Subsidiaries or Affiliates as confidential or proprietary; and (c) is of competitive advantage to the Company or any of its Subsidiaries or Affiliates (such information being referred to in this paragraph as "Confidential Information"). Confidential Information which becomes generally known to the public without violation of this Agreement shall cease to be subject to the restrictions of this paragraph.

     13. Non-Disparagement.

a. Executive agrees that he shall not make any disparaging statements about the Company, its Subsidiaries or Affiliates or the directors, officers or employees of any of them; provided that the provisions of this clause shall not apply to truthful testimony as a witness, compliance with other legal obligations, or truthful assertion of or defense against any claim of breach of this Agreement, or to his truthful statements or disclosures to officers or directors of the Company, and shall not require Executive to make false statements or disclosures; and provided further that, if at May 31, 2000, and for so long thereafter as, Executive has not sold or otherwise disposed of shares constituting at least 90% of the Company's common stock held by him at the date of this Agreement, he may, in good faith, make fair and truthful comment about the Company, its Subsidiaries or Affiliates or the directors, officers or employees or any of them with respect to events arising or circumstances existing after the Effective Date.

b. The Company agrees that neither the directors nor the officers of the Company or its Subsidiaries nor any spokesperson for any of them shall make any disparaging statements about Executive; provided that the provisions of this clause shall not apply to truthful testimony as a witness, compliance with other legal obligations, truthful assertion of or defense against any claim of breach of this Agreement or truthful statements or disclosures to Executive, and shall not require false statements or disclosures to be made; and provided further that the Company may, in good faith, make fair and truthful comment in response to any statements that may be made by Executive pursuant (or purportedly pursuant) to the last proviso of paragraph 13(a) hereof.

     14. Publicity. After the execution and delivery of this Agreement, the Company shall issue a press release in the form attached as Exhibit 1. Neither Executive nor the Company or its Subsidiaries or Affiliates or any of their officers, directors or spokespersons shall make any public statement inconsistent with the statements made in the press release. Prior to the Effective Date, Executive plans to speak with members of the Board of Directors of the Company and its Affiliates and with vice presidents and other senior executive officers of the Company and its Affiliates. After the date of this Agreement, Executive shall have no substantive contact, relating to the Company or its Subsidiaries or Affiliates or the directors, officers or employees of any of them, with securities analysts, with governmental agencies (other than as required by law), with labor unions, with representatives of any of the foregoing or with employees of the Company or its Subsidiaries or Affiliates (other than (i) contacts with employees not otherwise in violation of this Agreement and (ii) communications with members of the Board of Directors of the Company or its Affiliates or vice presidents or more senior executive officers of the Company and its Affiliates). All subsequent public disclosures by the Company with respect to the termination of Executive's employment and this Agreement shall be consistent with the statements in the press release. The Company shall make only such disclosure with respect to the terms of this Agreement as reasonably required by applicable securities laws, including in particular the Securities and Exchange Commission rules with respect to information to be disclosed in Company proxy statements, or the rules of the Nasdaq National Market System.

     15. Releases. Except for a claim based upon a breach of this Agreement and except as provided in paragraph 20 hereof, Executive hereby releases the Released Parties (as defined below), and the Company hereby releases Executive, from any and all claims, suits, demands, actions or causes of action of any kind or nature whatsoever, whether the underlying facts are known or unknown, which Executive or the Released Parties has or now claims, or might have or claim, pertaining to or arising out of Executive's employment by the Company or his separation therefrom or under any local, state or federal common law, statute, regulation or ordinance, including without limitation those claims dealing with employment discrimination, including without limitation, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. ss. 2000e et seq., 42 U.S.C. ss. 1981, Americans with Disabilities Act, the Illinois Human Rights Act or claims for breach of contract, for misrepresentation, for defamation, for wrongful discharge under the common law of any state, for infliction of emotional distress or for any other tort under the common law of any state. This release shall run to and be binding upon the Company and each of its Subsidiaries and Affiliates, and all predecessors, successors and assigns thereof and each of their members, trustees, shareholders, partners, principals, members, directors, officers, trustees, employees, agents and attorneys, past or present, and all predecessors, successors, heirs and assigns thereof (collectively, "Released Parties"). This release shall also run to and be binding upon Executive and his heirs and assigns. In exchange for this general release and waiver hereunder, Executive hereby acknowledges that he has received separate consideration beyond that which he is otherwise entitled to under the Company's policy or applicable law. Executive acknowledges that he has consulted with an attorney of his choosing prior to executing this Agreement which contains a general release and waiver.

     16. Covenant Not to Sue. To the maximum extent permitted by law, the Company and Executive covenant not to sue or to institute or cause to be instituted any action in any federal, state or local agency or court against the other party regarding the matters covered by the release contained in paragraph 15 above (except to enforce the terms of this Agreement). If either the Company or Executive breaches the terms of the release and covenant not to sue, then the other party shall be entitled to recover its costs, including reasonable attorneys' fees incurred in defending such action.

     17. Specific Enforcement. Executive agrees that any breach by him of paragraphs 8 through 14 of this Agreement will cause the Company great injury which will be difficult, if not impossible, to measure and that such injury will be immediate and irreparable for which the Company will have no adequate remedy at law. Consequently, Executive agrees that any material breach by Executive of the foregoing paragraphs 8 through 14 of this Agreement shall entitle the Company to injunctive relief, and shall entitle the Company to cancel its obligations under this Agreement, provided that if a material breach occurs, the Company shall notify Executive of such breach and Executive may, if possible, attempt to cure such material breach. Executive agrees that, in the event of a breach by Executive of the foregoing provisions of this Agreement the Company would be more harmed by the denial of an injunction or other equitable relief than Executive would be harmed by the issuance of an injunction or other equitable relief and that the public interest would be furthered by the issuance of an injunction or other equitable relief to prevent further or additional breach of the foregoing provisions of this Agreement.

     18. Third Party Legal Proceedings. Executive agrees to cooperate, at reasonable times and on reasonable notice, with the Company in the truthful and honest prosecution or defense of any claim in which the Released Parties may have an interest (subject to reasonable limitations concerning time and place), which may include without limitation making himself available to participate in any proceeding involving any of the Released Parties, allowing himself to be interviewed by representatives of the Company, appearing for depositions and testimony without requiring a subpoena, and producing and providing any documents or names of other persons with relevant information.

     19. No Mitigation. Executive shall have no obligation to seek or accept employment, and any compensation earned or provided to Executive from any person or entity other than the Company and its Subsidiaries for the performance of such employment or other services shall not reduce or otherwise affect the amount due to Executive from the Company in accordance with this Agreement, so long as such employment or service does not violate Executive's obligations under paragraphs 8 through 10 of this Agreement.

     20. Indemnification; Insurance. Executive shall continue to be eligible for indemnification from the Company with respect to acts or omissions on or prior to the Effective Date pursuant to the indemnification provisions of the Company's charter and/or bylaws to the same extent as other current or former directors and officers of the Company. Executive shall be entitled to coverage with respect to acts or omissions on or prior to the Effective Date under the directors and officers liability insurance coverage maintained by the Company (at the Effective Date and as may be in effect from time to time thereafter) to the same extent as other current or former officers and directors of the Company.

     21. Company Property. After the Effective Date, Executive shall return any material personal property to the Company or its Subsidiary or Affiliate, as the case may be, except that Executive may retain the Company fax machine and laptop computer that he has been using; provided, however, that his retention of the laptop computer is subject to his obligations under paragraph 12 hereof with respect to any Confidential Information contained therein.

     22. Miscellaneous. This Agreement shall be construed in accordance with the laws of the State of Illinois. This Agreement may be signed in multiple counterparts, each of which shall be deemed to be an original for all purposes. Executive agrees that neither this Agreement nor performance hereunder constitutes an admission by the Company of any violation of any federal, state or local law, regulation, common law, of any breach of any contract or any other wrongdoing of any type. This instrument constitutes the entire agreement between the parties. No modification of this Agreement shall be valid unless signed by the party against whom such modification is sought to be enforced. If any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portions of this Agreement enforceable. This Agreement as thus amended shall be enforced so as to give effect of the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified. If any payment to be made under this Agreement by the Company is not paid within 30 days after it has become due, the Company will pay interest on such unpaid amount at the Company's then cost of borrowings. Executive acknowledges that he has carefully read and fully understands the terms and provisions of this Agreement and all of his rights and obligations thereunder, has had an opportunity to be represented by legal counsel of his choosing and that his execution of this Agreement is voluntary.

     23. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

a. in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

b. in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

c. in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service are to be delivered to the addresses set forth below:

If to the Company:

                  Wisconsin Central Transportation Corporation
                  One O'Hare Centre, Suite 9000
                  6250 North River Road
                  Rosemont, IL  60018
                  Attention:        Mr. Thomas F. Power, Jr.
                  Phone:            847-318-4602
                  Facsimile:        847-318-4628

with a copy to:

                  Schiff Hardin & Waite
                  6600 Sears Tower
                  Chicago, IL  60606
                  Attention:        Frederick L. Hartmann
                  Phone:            312-258-5656
                  Facsimile:        312-258-5600


         and

                  McLachlan, Rissman & Doll
                  676 N. Michigan Avenue, Suite 2800
                  Chicago, Illinois  60611
                  Attention:        Thomas R. Rissman / John H. Doll
                  Phone:            312-527-2300
                  Facsimile:        312-527-2023

If to Executive:

                  Edward A. Burkhardt
                  573 Earlston Road
                  Kenilworth, IL  60043
                  Phone:            847-256-2758
                  Facsimile:       (Same number, call first.)

with a copy to:

                  Sonnenschein Nath & Rosenthal
                  8000 Sears Tower
                  Chicago, IL  60606
                  Attention:        Paul J. Miller / Roger Siske
                  Phone:            312-876-8074
                  Facsimile:        312-876-7934

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                            WISCONSIN CENTRAL TRANSPORTATION
                                            CORPORATION



                                      By:
                                      Name:
                                      Its:



                                      EXECUTIVE




                                      Name:    Edward A. Burkhardt

                                    EXHIBIT 1

                              TEXT OF PRESS RELEASE


Wisconsin Central Transportation Corporation announced today that Edward A. Burkhardt, 60, its Chairman, President and CEO, has resigned his director and officer positions with the Company and its Affiliates, effective as of August 31 to establish an independent railway investment and consulting firm operating internationally. Mr. Burkhardt was one of the Company's founders, and has served as its President and CEO for the past 12 years. During his tenure, the Company grew from a start-up regional railroad in the upper Midwest to a global transportation holding company with interests in the UK, Canada, New Zealand and Australia.

Thomas F. Power, Jr., 58, will succeed Mr. Burkhardt as the Company's President and CEO. Mr. Power is a 31-year veteran of the transportation industry. Mr. Power was also one of the founders of the Company and has served as its Executive Vice President and Chief Financial Officer for the past 12 years. Mr. Power is a member of the Board of Directors of English Welsh & Scottish Railway Holdings Limited, Tranz Rail Holdings Limited, and Australian Transport Network Limited. Mr. Power began his railroad career at the New York Central Railroad, and served as Chief Financial Officer and later Chief Executive Officer at the Chicago, Milwaukee, St. Paul and Pacific Railroad before founding the Company with Mr. Burkhardt.

Mr. Power said, "Ed Burkhardt has built a strong foundation for WCTC, both domestically and internationally. It is my plan to build on this foundation to deliver greater shareholder value in the months and years ahead."

Wisconsin Central also announced that J. Reilly McCarren will be promoted to President and Chief Executive Officer of all of the Company's North American operating subsidiaries, succeeding Mr. Burkhardt in those roles. Mr. McCarren said that, "We intend to continue the Company's long- standing policy of providing superior customer service and competing vigorously in the transportation markets we serve."

                                   RESIGNATION



I, Edward A. Burkhardt, do hereby resign from the following positions:

1. Effective August 31, 1999, as chairman, director, officer and employee of Wisconsin Central Transportation Corporation and each of its subsidiaries;

2. Effective July 22, 1999, as chairman, director and officer of English Welsh & Scottish Railway Holdings Limited and each of its subsidiaries;

3. Effective August 31, 1999, as chairman and director of Tranz Rail Holdings Limited and each of its subsidiaries; and

4. Effective August 31, 1999, as chairman and director of Australian Transport Network Limited and each of its subsidiaries.


Dated July 7, 1999





                                       Edward A. Burkhardt